Exhibit (a)(1)(D)

Offer to Purchase for Cash

Up to 2,250,000 Shares of its Common Stock

At a Purchase Price Not Greater Than $22.50

Nor Less Than $20.50 Per Share

by

Central Vermont Public Service Corporation

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MARCH 15, 2006, UNLESS THE COMPANY EXTENDS THE TENDER OFFER.

February 13, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Central Vermont Public Service Corporation, a Vermont corporation (“CVPS”), has appointed us to act as the information agent in connection with its offer to purchase for cash up to 2,250,000 shares of its common stock, par value $6 per share, (the “shares”), at a price not greater than $22.50 nor less than $20.50 per share, net to the seller in cash, without interest. The terms and conditions of the tender offer are set forth in CVPS’ offer to purchase, dated February 13, 2006 and the letter of transmittal, which together (and as each may be amended and supplemented from time to time) constitute the tender offer.

CVPS will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $22.50 nor less than $20.50 per share (the “Purchase Price”), that it will pay for shares properly tendered and not properly withdrawn pursuant to the terms of the tender offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. CVPS will select the lowest Purchase Price that will allow it to purchase 2,250,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $22.50 nor less than $20.50 per share, under the tender offer. All shares properly tendered before the expiration date (as specified in Section 1 of the offer to purchase) at prices at or below the Purchase Price and not validly withdrawn will be purchased by CVPS at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the “odd lot,” proration and conditional tender provisions thereof. See Section 1 of the offer to purchase. Shares tendered at prices in excess of the Purchase Price and shares that CVPS does not accept for purchase because of proration or conditional tenders will be returned at CVPS’s expense to the stockholders that tendered such shares, as promptly as practicable after the expiration date.

CVPS expressly reserves the right, in its sole discretion, to purchase more than 2,250,000 shares under the tender offer, subject to applicable law. CVPS’s intent is to use up to $50,625,000 to repurchase its shares pursuant to the tender offer. In the event the purchase price is less than the maximum price of $22.50 per share and more than 2,250,000 shares are tendered pursuant to the tender offer at or below the purchase price, CVPS may exercise its right to purchase up to an additional 2% of its outstanding shares without extending the tender offer, so that CVPS repurchases up to $50,625,000 of its shares.

If, at the expiration date more than 2,250,000 shares (or such greater number of shares as CVPS may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, CVPS will buy shares:

•	first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the expiration date;

•	second, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit CVPS to purchase 2,250,000 shares (or such greater number of shares as CVPS may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that CVPS purchase a specified minimum number of the holder’s shares if CVPS purchases any of the holder’s shares in the tender offer (for which the condition was not initially satisfied) at or below the Purchase Price by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions, including without limitation the Regulatory Condition. See Section 7 and Section 13 of the offer to purchase.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated February 13, 2006;

2. Letter to Clients, which you may send to your clients for whom you hold shares registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients’ instructions with regard to the tender offer;

3. Letter of Transmittal, for your use and for the information of your clients, together with accompanying instructions, Substitute Form W-9 and Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

4. Notice of Guaranteed Delivery, to be used to accept the tender offer in the event that you are unable to deliver the share certificates, together with all other required documents, to the depositary before the expiration date, or if the procedure for book-entry transfer cannot be completed before the expiration date.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 15, 2006, UNLESS CVPS EXTENDS THE TENDER OFFER.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer other than fees paid to the information agent, the depositary and the trustee for certain CVPS employee plans, as described in the offer to purchase. CVPS will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of shares held by them as a nominee or in a fiduciary capacity. CVPS will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the tender offer, except as otherwise provided in the offer to purchase and letter of transmittal (see Instruction 10 of the letter of transmittal). No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of CVPS, the depositary, or the information agent for purposes of the tender offer.

For shares to be properly tendered pursuant to the tender offer, the depositary must timely receive (1) the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed letter of transmittal, including any required signature guarantees or an “agent’s message” (as defined in the offer to purchase and the letter of transmittal) and any other documents required pursuant to the tender offer, or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal.

Stockholders (a) whose share certificates are not immediately available or who will be unable to deliver to the depositary the certificate(s) for the shares being tendered and all other required documents before the expiration date, or (b) who cannot complete the procedures for book-entry transfer before the expiration date, must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the offer to purchase.

Neither CVPS nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering all or any shares or as to the price or prices at which to tender. Holders of shares must make their own decision as to whether to tender shares and, if so, how many shares to tender and at which prices.

Please address any inquiries you may have with respect to the tender offer to the information agent, Morrow & Co., Inc. at its address and telephone number set forth on the back cover page of the offer to purchase.

You may obtain additional copies of the enclosed material from Morrow & Co., Inc. by calling them at: (203) 658-9400. Capitalized terms used but not defined herein have the meanings assigned to them in the offer to purchase and the letter of transmittal.

Very truly yours,

Morrow & Co., Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF CVPS, THE INFORMATION AGENT, THE TRUSTEE FOR ANY CVPS PROFIT SHARING PLAN, OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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